8x8, Inc. Secures $200 Million Term Loan at Reduced Interest Rate
Proceeds to Fund Prepayment of Outstanding Balances
Under Existing Term Loan Maturing August 2027

CAMPBELL, Calif.— July 15, 2024 — 8x8, Inc. (NASDAQ: EGHT) (the “Company” or “8x8”), a leading integrated cloud contact center and unified communications platform provider, today announced that it has secured a new $200 million Delayed Draw Term Loan Credit Facility (the “Delayed Draw Term Loan” or “Credit Agreement”). The Company intends to use the proceeds from the Delayed Draw Term Loan plus $25 million from existing cash balances to fund the prepayment of the entire $225 million outstanding under the Company’s existing Term Loan maturing August 3, 2027.

The Company expects the initial interest rate of the new Delayed Draw Term Loan to be the Secured Overnight Financing Rate (SOFR) plus 3.00%, approximately 3.6 percentage points lower than its existing Term Loan. The lower interest rate, combined with the lower principal outstanding on the new Delayed Draw Term Loan, is expected to result in significant cash interest expense savings for the duration of the term loan. The terms of the Delayed Draw Term Loan also allow for stock repurchases, subject to certain conditions and limitations.

"As 8x8’s financial strength continues to grow, we are pleased to announce we have secured a $200 million Delayed Draw Term Loan at a significantly reduced interest rate compared to the rate on our existing Term Loan,” said Kevin Kraus, Chief Financial Officer at 8x8, Inc. “This achievement not only reflects the confidence our lenders have in our business strategy and performance but also positions us to further enhance our financial flexibility and support our long-term growth objectives."

Delayed Draw Term Loan Details
The initial funding of loans under the Credit Agreement is expected to occur in August, 2024, subject to customary closing conditions.

Loans made under the Delayed Draw Term Loan will bear interest at an annual rate equal to the applicable SOFR, plus a margin of 2.50% to 3.00%, based on the consolidated total net leverage ratio of the Company and its subsidiaries. The new Delayed Draw Term Loan will mature on August 15, 2027. In addition to scheduled principal payments, the Company, at its election, may make early repayments without penalty at any time prior to maturity.

Loans under the Credit Agreement contain customary financial covenants as well as affirmative and negative covenants customary for transactions of this type, including minimum interest coverage, maximum consolidated total net leverage and maximum consolidated secured leverage and limitations with respect to share repurchases, indebtedness, liens, investments, dividends, disposition of assets, change in business and transactions with affiliates.

The Delayed Draw Term Loan will be guaranteed by certain of the Company’s wholly-owned subsidiaries, subject to certain customary exceptions. Concurrent with any borrowing under the Credit Agreement, the Delayed Draw Term Loan will be secured by a perfected security interest in substantially all of the Company’s tangible and intangible assets, as well as substantially all of the tangible and intangible assets of the guarantors.

Wells Fargo Securities, LLC, MUFG Bank, LTD, and Silicon Valley Bank (a division of First-Citizens Bank & Trust Company) served as joint lead arrangers and bookrunners. Wells Fargo Bank, National Association will serve as administrative agent.
About 8x8 Inc.
8x8, Inc. (NASDAQ: EGHT) is transforming the future of business communications as a leading Software as a Service provider of 8x8 XCaaS™ (Experience Communications as a Service™), an integrated contact center, voice communications, video, chat, and API solution built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, X, and Facebook.

8x8®, 8x8 XCaaS™, Experience Communications as a Service™ are trademarks of 8x8, Inc.

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Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements, include but are not limited to the Company's ability to close the foregoing transactions and to prepay any existing Term Loan amounts outstanding on the timeline described, with the terms anticipated, or at all and whether the Company remains cash flow positive and profitable on a non-GAAP basis. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors. These include that the closing of the transactions is subject to closing conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8 files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8 undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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8x8, Inc. Contacts:

Media:
PR@8x8.com

Investor Relations:
Investor.Relations@8x8.com